Exhibit 1

To the Holders of:
TIERS Inflation-Linked Trust Certificates, Series WYE 2004-21
*CUSIP: 88652YAA9

U.S. Bank Trust National Association, as Trustee for the TIERS Inflation-Linked Trust 2004-21, hereby gives notice with respect to the Distribution Date of August 1, 2004 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders on the Distribution Date allocable to principal and premium, if any, and interest, expressed as a dollar amount per $1,000 Certificate, is as set forth below:

             Principal            Interest             Total Distribution
             $   0.000000         $  3.502322          $ 3.502322

2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.000000.

3. The Certificates bore interest at the rate of 4.135% during the period ending on the Distribution Date .

4. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

4. $27,000,000 aggregate principal amount of Wyeth 5.50% Notes due February 1, 2014 (the "Term Assets") are held for the above trust.

5. At the close of business on the Distribution Date, 27,000 Certificates representing $27,000,000 aggregate Certificate Principal Balance were outstanding.


7. The Notional Amount of the ISDA Master Agreement, the Schedule thereto and the Confirmation thereto each dated April 8, 2004 between the Trust and Citigroup Financial Products Inc. (collectively the "Swap"), is $27,000,000. The obligations of the Citigroup Financial Products Inc. under the Swap are guaranteed by Citigroup Global Markets Inc., an affiliate of the Swap Counterparty.

8. The current rating of the Term Assets is not provided in this report. Ratings can be obtained from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., by calling 212-438-2400 and from Moody's Investors Service, Inc. by calling 212-553-0377.

U.S. Bank Trust National Association, as Trustee


*The Trustee shall not be held responsible for the selection or use of the CUSIP number nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.




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